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Exhibit 99.1

TransMontaigne Inc. and subsidiaries

Independent auditors' report

The Board of Directors and Stockholders
TransMontaigne Inc.:

        We have audited the accompanying consolidated balance sheets of TransMontaigne Inc. and subsidiaries as of June 30, 2002 and 2001, and the related consolidated statements of operations, preferred stock and common stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2002. These consolidated financial statements are the responsibility of TransMontaigne's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TransMontaigne Inc. and subsidiaries as of June 30, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

        /s/ KPMG LLP

Denver, Colorado
September 13, 2002, except as to note 1,
which is as of May 12, 2003

TransMontaigne Inc. and subsidiaries
Consolidated balance sheets
(In thousands, except share amounts)

	June 30, 2002	June 30, 2001

ASSETS
Current assets:
Cash and cash equivalents	$30,852	25,775
Restricted cash held by commodity broker	8,621	7,984
Trade accounts receivable, net	173,736	79,050
Inventories—discretionary volumes	175,169	96,988
Unrealized gains on supply management services	14,525	28,689
Receivable from sale of assets	—	29,033
Prepaid expenses and other	2,598	4,130

	405,501	271,649
Property, plant and equipment, net	251,431	304,232
Inventories—minimum volumes	45,298	58,261
Unrealized gains on supply management services	8,093	9,875
Investments in petroleum related assets	10,131	47,760
Deferred tax assets	7,882	12,944
Deferred debt issuance costs, net	2,729	4,667
Other assets	4,263	2,977

	$735,328	712,365

LIABILITIES, PREFERRED STOCK, AND COMMON STOCKHOLDERS' EQUITY
Current liabilities:
Commodity margin loan	$11,312	20,000
Trade accounts payable	102,780	72,170
Unrealized losses on supply management services	8,522	24,596
Inventory due to others under exchange agreements	16,908	76,754
Excise taxes payable	72,045	32,025
Other accrued liabilities	25,842	14,170

	237,409	239,715
Other liabilities:
Long-term debt	187,000	130,000
Unrealized losses on supply management services	209	275

Total liabilities	424,618	369,990

Preferred stock:
Series A Convertible Preferred stock	24,421	174,825
Series B Redeemable Convertible Preferred stock	80,939	—

	105,360	174,825

Common stockholders' equity:
Common stock	399	318
Capital in excess of par value	245,844	205,256
Deferred stock-based compensation	(2,540)	(2,465)
Accumulated deficit	(38,353)	(35,559)

	205,350	167,550

	$735,328	712,365

See accompanying notes to consolidated financial statements.

TransMontaigne Inc. and subsidiaries
Consolidated statements of operations
(In thousands, except per share amounts)

	Year ended June 30, 2002	Year ended June 30, 2001	Year ended June 30, 2000

Supply, distribution and marketing:
Revenues	$6,001,170	5,182,492	5,014,752
Cost of product sold	(5,932,423)	(5,136,174)	(4,995,899)
Lower of cost or market write-downs on minimum inventory volumes	(12,963)	(18,318)	—

Net operating margins	55,784	28,000	18,853

Terminal and pipelines:
Revenues	63,386	82,305	78,522
Less direct operating costs and expenses	(27,668)	(36,415)	(34,268)

Net operating margins	35,718	45,890	44,254

Natural gas services:
Revenues	—	—	18,249
Less direct operating costs and expenses	—	—	(7,759)

Net operating margins	—	—	10,490

Total net operating margins	91,502	73,890	73,597

Costs and expenses:
Selling, general and administrative	(35,211)	(34,072)	(41,680)
Depreciation and amortization	(16,556)	(19,510)	(22,344)
Impairment of long-lived assets	—	—	(50,136)
Corporate relocation and transition:
Severance, transition, and relocation benefits	(2,138)	—	—
Abandonment of office leases and leasehold improvements	(4,178)	—	—

	(58,083)	(53,582)	(114,160)

Operating income (loss)	33,419	20,308	(40,563)
Other income (expenses):
Dividend income from and equity in earnings of petroleum related investments	1,450	3,060	1,590
Interest income	599	2,914	3,419
Interest expense	(12,436)	(18,129)	(28,540)
Other financing costs:
Early payment penalty on senior notes	(1,943)	(1,277)	(875)
Amortization of debt issuance costs	(1,744)	(3,499)	(3,770)
Write-off of debt issuance costs related to bank credit facility and senior notes	(2,987)	(3,885)	(3,855)
Unrealized gain (loss) on interest rate swap	(2,322)	(3,634)	1,560
Gain (loss) on disposition of assets, net	(13)	22,146	13,930

	(19,396)	(2,304)	(16,541)

Earnings (loss) before income taxes	14,023	18,004	(57,104)
Income tax benefit (expense)	(5,465)	(6,666)	19,167

Net earnings (loss)	$8,558	11,338	(37,937)

TransMontaigne Inc. and subsidiaries
Consolidated statements of operations (continued)
(In thousands, except per share amounts)

Computation of earnings (loss) per share:
Net earnings (loss)	$8,558	11,338	(37,937)
Preferred stock dividends	(11,351)	(8,963)	(8,506)

Net earnings (loss) attributable to common stockholders	$(2,793)	2,375	(46,443)

Earnings (loss) per common share
Basic	$(0.09)	0.08	(1.52)

Diluted	$(0.09)	0.08	(1.52)

Weighted average common shares outstanding:
Basic	31,267	30,879	30,491

Diluted	31,267	31,003	30,491

See accompanying notes to consolidated financial statements.

TransMontaigne Inc. and subsidiaries
Consolidated statements of preferred stock and common stockholders' equity
Years ended June 30, 2002, 2001 and 2000
(In thousands)

	Preferred stock			Capital in excess of par value	Deferred stock-based compensation	Retained earnings (accumulated deficit)	Total common stockholders' equity
			Common stock
	Series A	Series B

Balance at June 30, 1999	$170,115	—	305	197,122	—	8,509	205,936
Common stock issued for options exercised	—	—	—	136	—	—	136
Net tax effect arising from stock-based compensation	—	—	—	(68)	—	—	(68)
Deferred compensation related to restricted stock awards	—	—	2	1,863	(1,865)	—	—
Amortization of deferred stock-based compensation	—	—	—	—	400	—	400
Compensation expense related to extension of exercise period of options	—	—	—	2,022	—	—	2,022
Preferred stock dividends	—	—	—	—	—	(8,506)	(8,506)
Net loss	—	—	—	—	—	(37,937)	(37,937)

Balance at June 30, 2000	170,115	—	307	201,075	(1,465)	(37,934)	161,983
Common stock issued for options and warrants exercised	—	—	6	1,891	—	—	1,897
Net tax effect arising from stock-based compensation	—	—	—	(5)	—	—	(5)
Forfeiture of restricted stock awards prior to vesting	—	—	—	(135)	135	—	—
Deferred compensation related to restricted stock awards	—	—	5	2,430	(2,435)	—	—
Amortization of deferred stock-based compensation	—	—	—	—	1,300	—	1,300
Preferred stock dividends, including $4,710 paid-in-kind	4,710	—	—	—	—	(8,963)	(8,963)
Net earnings	—	—	—	—	—	11,338	11,338

Balance at June 30, 2001	174,825	—	318	205,256	(2,465)	(35,559)	167,550
Common stock issued for options exercised	—	—	—	151	—	—	151
Common stock repurchased from employees for withholding taxes	—	—	—	(112)	—	—	(112)
Net tax effect arising from stock-based compensation	—	—	—	(24)	—	—	(24)
Forfeiture of restricted stock awards prior to vesting	—	—	(1)	(501)	502	—	—
Deferred compensation related to restricted stock awards	—	—	4	2,085	(2,089)	—	—
Amortization of deferred stock-based compensation	—	—	—	—	1,512	—	1,512
Preferred stock dividends paid-in-kind	9,816	—	—	—	—	(9,816)	(9,816)
Recapitalization of Series A Convertible Preferred stock	(160,220)	80,939	119	59,394	—	(1,536)	57,977
Common stock repurchased and retired	—	—	(41)	(20,405)	—	—	(20,446)
Net earnings	—	—	—	—	—	8,558	8,558

Balance at June 30, 2002	$24,421	80,939	399	245,844	(2,540)	(38,353)	205,350

See accompanying notes to consolidated financial statements.

TransMontaigne Inc. and subsidiaries
Consolidated statements of cash flows
(In thousands)

	Year ended June 30, 2002	Year ended June 30, 2001	Year ended June 30, 2000

Cash flows from operating activities:
Net earnings (loss)	$8,558	11,338	(37,937)
Adjustments to reconcile net earnings (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	16,556	19,510	22,344
Equity in earnings of petroleum related investments	—	93	—
Deferred tax expense (benefit)	5,062	6,224	(19,948)
Net tax effect arising from stock-based compensation	(24)	(5)	(68)
Loss (gain) on disposition of assets, net	13	(22,146)	(13,930)
Impairment of long-lived assets	—	—	50,136
Abandonment of office leases	3,110	—	—
Abandonment of leasehold improvements	1,068	—	—
Amortization of deferred stock-based compensation	1,512	1,300	400
Amortization of debt issuance costs	1,744	3,499	3,770
Write-off of debt issuance costs	2,987	3,885	3,855
Unrealized loss (gain) on interest rate swap	2,322	3,634	(1,560)
Net change in unrealized (gains)/losses on long-term supply management services contracts	1,716	(13,307)	—
Lower of cost or market write-downs on minimum inventory volumes	12,963	18,318	—
Compensation expense related to extension of exercise period on options	—	—	2,022
Other	538	—	316
Changes in operating assets and liabilities, net of non-cash activities:
Trade accounts receivable, net	(94,686)	38,689	56,383
Inventories—discretionary volumes	(78,182)	67,302	127,891
Prepaid expenses and other	1,533	1,944	(1,719)
Trade accounts payable	30,609	(34,507)	(58,795)
Unrealized (gain)/loss on supply management services contracts	(1,910)	(14,724)	32,783
Inventory due under exchange agreements, net	(59,845)	(48,504)	99,467
Excise taxes payable and other accrued liabilities	42,844	9,393	2,116

Net cash provided (used) by operating activities	(101,512)	51,936	267,526

Cash flows from investing activities:
Purchases of property, plant and equipment	(15,809)	(11,542)	(61,264)
Proceeds from sale of assets	120,510	1,439	137,357
Decrease (increase) in restricted cash held by commodity broker	(637)	(7,984)	—
Decrease (increase) in other assets	(1,286)	(882)	1,809

Net cash provided (used) by investing activities	102,778	(18,969)	77,902

Cash flows from financing activities:
Net borrowings (repayments) of long-term debt	57,000	(76,995)	(290,677)
Net borrowings (repayments) of commodity margin loan	(8,688)	20,000	—
Deferred debt issuance costs	(2,791)	(1,779)	(6,370)
Common stock issued for options and warrants exercised	151	1,897	136
Common stock repurchased from employees for withholding taxes	(112)	—	—
Common stock repurchased and retired	(20,446)	—	—
Cash paid to recapitalize preferred stock	(21,303)	—	—
Preferred stock dividends paid in cash	—	(4,253)	(8,506)

Net cash provided (used) by financing activities	3,811	(61,130)	(305,417)

Increase (decrease) in cash and cash equivalents	5,077	(28,163)	40,011
Cash and cash equivalents at beginning of year	25,775	53,938	13,927

Cash and cash equivalents at end of year	$30,852	25,775	53,938

TransMontaigne Inc. and subsidiaries
Consolidated statements of cash flows (continued)
(In thousands)

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$600	700	200

Cash paid for interest expense	$12,240	19,731	26,542

Sale of Bear Paw on December 31, 1999:
Assets disposed	$—	—	(114,313)
Liabilities recorded	—	—	(250)
Interest income	—	—	(78)
Gain on disposition	—	—	(16,587)

Cash received from sale	$—	—	131,228

Sale of Little Rock facilities on June 30, 2001:
Proceeds receivable	$—	29,033	—
Assets disposed	$—	(6,162)	—
Liabilities recorded:
Accrued environmental obligations	—	(700)	—
Other	—	(25)	—
Gain on disposition	—	(22,146)	—

Cash received from sale	$29,033	—	—

Sale of West Shore shares on July 27, 2001 and October 29, 2001:
Investment in West Shore	$(35,952)	—	—
Loss on disposition	9,896	—	—

Cash received from sale	$26,056	—	—

Sale of NORCO system on July 31, 2001:
Assets disposed	$(49,733)	—	—
Liabilities recorded upon sale:
Accrued environmental obligations	(2,000)	—	—
Accrued indemnities	(1,300)	—	—
Other	(116)	—	—
Gain on disposition	(8,601)	—	—

Cash received from sale	$61,750	—	—

Sale of ST Oil Company on May 31, 2002:
Investment in ST Oil Company	$(1,677)	—	—
Gain on disposition	(1,363)	—	—

Cash received from sale	$3,040	—	—

Other cash sales—cash received from sales of other assets	$631	1,439	6,129

Total cash received from sales of assets	$120,510	1,439	137,357

See accompanying notes to consolidated financial statements.

TransMontaigne Inc. and subsidiaries

Notes to consolidated financial statements
Years ended June 30, 2002, 2001 and 2000

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Use of Estimates

        Our accounting and financial reporting policies conform to accounting principles and practices generally accepted in the United States of America. The accompanying consolidated financial statements include the accounts of TransMontaigne Inc. and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

        The preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Changes in these estimates and assumptions will occur as a result of the passage of time and the occurrence of future events. Actual results could differ from these estimates.

Nature of Business and Basis of Presentation

        TransMontaigne Inc., a Delaware corporation ("TransMontaigne"), was formed in 1995 to create an independent petroleum products merchant based in Denver, Colorado. We are a holding company that conducts operations primarily in the Mid-Continent, Gulf Coast, Southeast, Mid-Atlantic and Northeast regions of the United States. We provide a broad range of integrated supply, distribution, marketing, terminal storage, and transportation services to refiners, distributors, marketers, and industrial/commercial end-users of refined petroleum products (e.g., gasoline, diesel fuel, and heating oil), chemicals, crude oil and other bulk liquids.

        Our commercial operations currently are divided into two main areas: (i) supply, distribution, and marketing, and (ii) terminals and pipelines.

Accounting for Supply, Distribution, and Marketing Operations

        Our supply, distribution, and marketing operations include energy trading and risk management activities. Our energy trading and risk management activities are marked to market (i.e., recorded at fair value in the accompanying consolidated balance sheet) in accordance with Emerging Issues Task Force Issue No. 98-10 ("EITF 98-10"), Accounting for Contracts Involved in Energy Trading and Risk Management Activities. The mark-to-market method of accounting requires that the effect of changes in the fair value of our energy trading and risk management activities be recognized as assets and liabilities and included in net operating margins attributable to supply, distribution, and marketing in the period of the change in value.

        The consensus on EITF 98-10 previously permitted revenues from energy trading and risk management activities to be presented on the face of the statement of operations on either a gross or net basis. We previously elected to present revenues from our supply, distribution, and marketing operations on a gross basis with a separate line item entitled "Product costs" in the costs and expenses section of the accompanying consolidated statements of operations. Product costs represent the cost of the products sold, settlement of risk management contracts, transportation, storage, terminaling costs, and commissions. At its June 2002 meeting, the EITF amended its consensus on EITF 98-10 to require that revenues from energy trading and risk management activities be reported on a net basis (i.e., product costs are required to be netted directly against gross revenues to arrive at net revenues). That amended guidance is effective for financial statements issued for periods ending after July 15, 2002. We previously chose to adopt early that amended guidance for all periods presented. Therefore, for the year ended June 30, 2002 and all prior periods, we originally presented revenues from our supply, distribution and marketing operation on a net basis.

        On October 25, 2002, the Emerging Issues Task Force reached a consensus on Issue No. 02-03 ("EITF 02-03"), Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities, that energy trading and risk management activities should no longer be marked to market pursuant to the guidance in Issue No. 98-10 ("EITF 98-10"), Accounting for Contracts Involved in Energy Trading and Risk Management Activities. Pursuant to the consensus on EITF 02-03, energy trading and risk management activities that qualify as derivative contracts are reported as assets and liabilities at fair value in accordance with Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), Accounting for Derivative Instruments and Hedging Activities. Energy trading and risk management activities that do not qualify as derivative contracts are treated as executory contracts and recognized pursuant to the accrual method of accounting (i.e., when cash becomes due and payable to us or our customers pursuant to the terms of the contracts).

        In accordance with EITF 02-03, all gains and losses (realized and unrealized) on derivative contracts are to be presented on a net basis in the consolidated statement of operations whether or not the contracts are settled physically. Gains and losses on executory contracts are to be presented on a gross basis in the consolidated statements of operations. Accordingly, our bulk, rack, and contract sales have been recast to be presented on a gross basis for each of the years in the three-year period ended June 30, 2002. Revenue from our supply management services contracts is required to be presented on a net basis, however, it is impracticable to derive this information.

        The cash flow impact of these energy trading and risk management activities is reflected in cash flows from operating activities in the accompanying consolidated statements of cash flows.

        We evaluate our market exposure, primarily commodity price risk, from an overall portfolio basis that considers both continuous movement of discretionary inventory volumes and related open positions in energy services and risk management contracts. Our inventories—discretionary volumes are an integral component of our overall energy trading and risk management activities.

        Supply Management Services Contracts.    We enter into supply management services contracts that require us to deliver physical quantities of product over a specified term at a specified price. The pricing of the product delivered under supply management services contracts may be fixed at a stipulated price per gallon, or it may vary based on changes in published indices (e.g., Platt's—Bulk and OPIS—Wholesale).

        Our supply management services contracts are carried at fair value in the accompanying consolidated financial statements. The fair value of our supply management services contracts is included in "Unrealized gains or losses on supply management services and risk management contracts" in the accompanying consolidated balance sheet. Changes in the fair value of our supply management services contracts are included in net operating margins attributable to our supply, distribution and marketing operations.

        The fair value of a supply management services contract is based on a combination of published daily market prices and estimates based on historical market conditions. For market locations in which we have access to product via our terminals, dedicated pipeline capacity, and/or a throughput/exchange arrangement, fair value is determined by adding the quoted near month New York Mercantile Exchange ("NYMEX") futures quote to the appropriate basis (geographical location) differential and the transportation cost to deliver the product from the bulk trading location to the contract's specified delivery location. We estimate the basis (geographical location) differentials for certain deferred trading months and city-specific locations because we cannot secure a forward traded basis (geographical location) differential quote from a broker. In those situations, our mark-to-market model estimates the basis (geographical locations) differentials based on a rolling historical average, which is updated quarterly.

        For market locations in which we do not have access to product via our terminals, dedicated pipeline capacity, and/or a throughput/exchange arrangement, we purchase product on a spot basis from approved vendors to satisfy our contractual obligations. In these contracts, we are exposed to the differential between the bulk trading locations and the city-specific wholesale markets, as we do not control the pipeline and terminal capacity to facilitate shipment of the physical product. Our mark-to-market model incorporates this basis (geographical location) differential to each city-specific location.

        Risk Management Contracts.    We enter into risk management contracts to minimize our exposure to changes in commodity prices. We evaluate our market risk exposure from an overall portfolio basis that considers changes in physical inventories—discretionary volumes, open positions in supply management services contracts, and open positions in risk management contracts. We enter into risk management contracts that offset the changes in the values of our inventories—discretionary volumes and supply management services contracts. At June 30, 2002, our open positions in risk management contracts include forward contracts (purchases and sales).

        Our risk management contracts are carried at fair value in the accompanying consolidated financial statements. Changes in the fair value of our risk management contracts are included in net operating margins attributable to our supply, distribution and marketing operations. The fair value of our risk management contracts is based on quoted market prices. Forward contracts (purchases and sales) are valued using NYMEX quoted market prices.

        We also enter into various swap agreements with our trading partners and price risk management customers that settle against a wide variety of wholesale and retail pricing indices. We utilize a combination of futures contracts and over-the-counter forward contracts to manage the commodity price risk associated with these contracts. Our methodology used to calculate a forward replacement cost for these instruments is consistent with the methodology used to value our forward physical cash commitments. We use a rolling historical average difference between the pricing index that the swap contract utilizes (e.g., Department of Energy National and OPIS—Wholesale indices) and the related NYMEX futures contract utilized to manage the commodity price risk associated with the commitment.

        Inventories—Discretionary Volumes.    Our inventories—discretionary volumes are held for sale or exchange in the ordinary course of business and consist of refined petroleum products, primarily gasoline and distillates. Our inventories—discretionary volumes are carried at fair value in the accompanying consolidated financial statements. Changes in the fair value of our inventories—discretionary volumes are included in net operating margins attributable to our supply, distribution and marketing operations.

        We maintain and hold for sale or exchange discretionary inventory that has different quality grades but is interchangeable within these grades (e.g., premium, mid-grade, and regular unleaded gasoline). Our refined petroleum products inventories are traded in futures markets, large fungible bulk markets (Pasadena, TX, New York Harbor, Chicago, IL, Tulsa, OK refining area, and Los Angeles, CA); and in city-specific wholesale markets. Quoted market prices (e.g., NYMEX, Platt's—Bulk, and OPIS—Wholesale) are readily available for these markets. The valuation of our inventories—discretionary volumes is based on the nearest quoted market price, plus quoted basis (geographical location) differentials to the various bulk market areas, plus Federal Energy Regulatory Commission regulated transportation costs and industry recognized handling charges to city-specific wholesale markets. Near-term basis (geographical location) differentials are quoted and traded in the over-the-counter petroleum markets and are verified by the various cash brokers that facilitate trading. We estimate the basis (geographical location) differentials for certain deferred trading months and city-specific locations because we cannot secure a forward traded basis (geographical location) differential quote from a broker. In those situations, our mark-to-market model estimates the basis (geographical locations) differentials based on a rolling historical average, which is updated quarterly.

        We utilize this valuation methodology for all inventories—discretionary volumes held by us in storage, along with any valuation of a related exchange imbalance with a trading partner. This methodology provides us a consistent means of valuing discretionary inventory volumes at a spot liquidation value and utilizes pricing components that are based on market prices and regulated pipeline tariffs.

        Inventories—Minimum Volumes.    Our inventories—minimum volumes are required to be held for operating balances in the conduct of our overall operating activities. We do not consider our inventories—minimum volumes to be a component of our energy trading and risk management activities. We do not intend to sell or exchange these inventories in the ordinary course of business and, therefore, we do not hedge the market risks associated with this minimum inventory.

        Our inventories—minimum volumes are presented in the accompanying consolidated balance sheet as non-current assets and are carried at the lower of cost or market (replacement cost). The replacement cost of our inventories—minimum volumes is based on the nearest quoted market price, plus quoted basis (geographical location) differentials to the various bulk market areas, plus Federal Energy Regulatory Commission regulated transportation costs and industry recognized handling charges to city-specific wholesale markets. Near-term basis (geographical location) differentials are quoted and traded in the over-the-counter petroleum markets and are easily verified by the various cash brokers that facilitate trading.

        Prior to July 1, 2000, we carried our inventories—minimum volumes at fair value because they were a component of our energy trading and risk management activities. Effective July 1, 2000, upon completion of a review of our inventory management strategies and customer contracts, we designated 2.0 million barrels of refined petroleum products as inventories—minimum volumes and we changed our risk management strategy associated with this minimum inventory. In accordance with our revised risk management strategy, we removed the hedging contracts on the inventories—minimum volumes prior to July 1, 2000.

Accounting for Terminal and Pipeline Activities

        In connection with our terminal and pipeline operations, we utilize the accrual method of accounting for revenue and expenses. At our terminals and pipelines, we provide throughput, storage, and transportation related services to distributors, marketers, and industrial/commercial end-users of products. Throughput revenue is recognized when the product is delivered to the customer; storage revenue is recognized ratably over the term of the storage contract; transportation revenue is recognized when the product has been delivered to the customer at the specified delivery location.

Cash and Cash Equivalents

        We consider all short-term investments with a remaining maturity of three months or less at the date of purchase to be cash equivalents.

        Restricted cash represents cash deposits held by our commodity broker to cover initial margin requirements related to open NYMEX futures contracts.

Property, Plant and Equipment

        Depreciation is computed using the straight-line and double-declining balance methods. Estimated useful lives are 20 to 25 years for plant, which includes buildings, storage tanks, and pipelines, and 3 to

20 years for equipment. All items of property, plant and equipment are carried at cost. Expenditures that increase capacity, or extend useful lives are capitalized. Routine repairs and maintenance are expensed. For the years ended June 30, 2002, 2001 and 2000, we incurred repairs and maintenance costs of approximately $7.7 million, $8.7 million, and $7.3 million, respectively. Computer software costs are capitalized and amortized over their useful lives, generally not to exceed 5 years. The costs of installing certain enterprise wide information systems are amortized over periods not exceeding 10 years.

        We evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable based on expected undiscounted cash flows attributable to that asset. If an asset is impaired, the impairment loss to be recognized is the excess of the carrying amount of the asset over its estimated fair value (see Note 9 of Notes to Consolidated Financial Statements).

Deferred Debt Issuance Costs

        Deferred debt issuance costs are amortized using the interest method over the term of the underlying debt instrument.

Environmental Obligations

        We accrue for environmental costs that relate to existing conditions caused by past operations when estimable. Environmental costs include initial site surveys and environmental studies of potentially contaminated sites, costs for remediation and restoration of sites determined to be contaminated and ongoing monitoring costs, as well as fines, damages and other costs, including direct internal and legal costs. Liabilities for environmental costs at a specific site are initially recorded when it is probable that we will be liable for such costs, and a reasonable estimate of the associated costs can be made based on available information. Such an estimate includes our share of the liability for each specific site and the sharing of the amounts related to each site that will not be paid by other potentially responsible parties, based on enacted laws and adopted/regulations and policies. Adjustments to initial estimates are recorded, from time to time, to reflect changing circumstances and estimates based upon additional information developed in subsequent periods. Estimates of our ultimate liabilities associated with environmental costs are particularly difficult to make with certainty due to the number of variables involved, including the early stage of investigation at certain sites, the lengthy time frames required to complete remediation, technology changes, alternatives available and the evolving nature of environmental laws and regulations. At June 30, 2002 and 2001, we had accrued environmental reserves of approximately $2.3 million and $0.7 million, respectively, representing our best estimate of our remediation obligations (see Note 11 of Notes to Consolidated Financial Statements). During the year ended June 30, 2002, we made payments of approximately $0.4 million towards our remediation obligations.

Income Taxes

        We utilize the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which these temporary differences are expected to be recovered or settled. Changes in tax rates are recognized in income in the period that includes the enactment date.

Equity-Based Compensation Plans

        We account for our employee stock option plans and restricted stock awards using the intrinsic value method pursuant to APB Opinion No. 25. We recognize deferred compensation on the date of grant if the quoted market price of the underlying common stock exceeds the exercise price (zero exercise price in the case of an award of restricted common stock). Deferred compensation is amortized to income over the related vesting period on an accelerated basis pursuant to FASB Interpretation No. 28.

Earnings (Loss) Per Common Share

        Basic earnings (loss) per common share is calculated based on the weighted average number of common shares outstanding during the period, excluding restricted common stock subject to continuing vesting requirements. Diluted earnings (loss) per share is calculated based on the weighted average number of common shares outstanding during the period and, when dilutive, potential common shares from the exercise of stock options and warrants to purchase common stock and restricted common stock subject to continuing vesting requirements pursuant to the treasury stock method. Diluted earnings (loss) per share also gives effect, when dilutive, to the conversion of the preferred stock pursuant to the if-converted method.

Reclassifications

        Certain amounts in the prior years have been reclassified to conform to the current year's presentation. We have classified the portion of our restricted cash held by commodity broker that represents the variation margin deposits as an offset against unrealized gains and losses on risk management contracts in the accompanying consolidated balance sheets. We have classified inventories—minimum volumes as a non-current asset in the accompanying consolidated balance sheet (see Note 7 of Notes to Consolidated Financial Statements). We also have presented separately the current and non-current unrealized gains/losses on open supply management services contracts in the accompanying consolidated balance sheet (see Note 5 of Notes to Consolidated Financial Statements). At June 30, 2001, we presented our commodity margin loan (see Note 12 of Notes to Consolidated Financial Statements) as an offset to cash and cash equivalents and we presented our preferred stock as a component of stockholders' equity (see Note 14 of Notes to Consolidated Financial Statements) in the accompanying consolidated balance sheet. Net earnings (loss) have not been affected by these reclassifications.

(2) DISPOSITIONS OF TERMINALS AND PIPELINES

        On July 31, 2001, we sold the NORCO Pipeline system and related terminals ("NORCO") for cash consideration of approximately $62.0 million and recognized a net gain of approximately $8.6 million on the sale. For the year ended June 30, 2001, we recognized net revenues of approximately $8.6 million, direct operating costs and expenses of approximately $3.3 million, and depreciation and amortization expense of approximately $3.0 million related to the operations of the NORCO system.

        Effective June 30, 2001, we sold two petroleum distribution facilities in Little Rock, Arkansas for $29.0 million. The cash proceeds from the sales transactions were received on July 3, 2001. We recognized a net gain in June 2001 of approximately $22.1 million on the sale. For the year ended June 30, 2001, we recognized net revenues of approximately $4.7 million, direct operating costs and expenses of approximately $0.9 million, and depreciation and amortization expense of approximately $0.4 million.

        Effective December 31, 1999, we sold our natural gas gathering subsidiary, Bear Paw Energy Inc. ("BPEI"), for cash consideration of $131.2 million and recognized a net gain of approximately $16.6 million on the sale.

(3) ACQUISITIONS OF TERMINALS AND PIPELINES

        Effective June 30, 2002, we acquired for cash consideration of approximately $7.2 million the remaining 40% interest that we previously did not own in the Razorback Pipeline system ("Razorback"), a 67 mile petroleum products pipeline between Mount Vernon, Missouri and Rogers, Arkansas with approximately .4 million barrels of storage capacity.

        On May 31, 2000, we acquired two products terminals located in Richmond and Montvale, Virginia for cash consideration of approximately $3.2 million. These facilities are interconnected to the Colonial and Plantation pipeline systems and include approximately 0.5 million barrels of storage capacity.

        We accounted for these acquisitions using the purchase method of accounting as of the effective date of each transaction. Accordingly, the purchase price of each transaction was allocated to the assets and liabilities acquired based upon the estimated fair value of those assets and liabilities as of the acquisition date. The purchase price was allocated as follows (in thousands):

	Razorback	Virginia terminals

Prepaid expenses and other current assets	$2	$—
Property, plant and equipment	7,188	3,234
Other accrued liabilities assumed	(75)	—

Cash paid, net of cash acquired of $85 and $0, respectively	$7,115	$3,234

        The proforma combined results of operations including Razorback as if the acquisition of Razorback had occurred on July 1, 2001 would not have been materially different from the results of operations reported in the accompanying consolidated statements of operations.

TransMontaigne Inc. and subsidiaries

(4) INVENTORIES—DISCRETIONARY VOLUMES

        Inventories—discretionary volumes are as follows (in thousands):

	June 30, 2002	June 30, 2001

Products held for sale or exchange	$158,261	$20,234
Products due under exchange agreements, net	16,908	76,754

Inventories—discretionary volumes	$175,169	$96,988

        Our inventories—discretionary volumes are held for sale or exchange in the ordinary course of business and consist of products, primarily gasolines and distillates. Our inventories—discretionary volumes are presented in the accompanying consolidated balance sheet as current assets and are carried at fair value. Changes in the fair value of our inventories—discretionary volumes are included in net operating margins attributable to our supply, distribution and marketing segment. Products due under exchange agreements represent physical products in our possession that we owe to counterparties pursuant to an exchange agreement in which we exchange product in a specified delivery location for product in a different delivery location.

        Our inventories—discretionary volumes are an integral component of our overall energy trading and risk management activities. We manage inventories—discretionary volumes in combination with supply management services and risk management contracts by utilizing risk and portfolio management disciplines, including certain hedging strategies, forward purchases and sales, swaps and other financial instruments to manage market exposure, primarily commodity price risk (see Note 5 of Notes to Consolidated Financial Statements). At June 30, 2002 and 2001, we held for sale or exchange approximately 5.7 million and 3.3 million barrels of discretionary inventory, including .5 million and 2.8 million barrels due to others under exchange agreements, at a weighted average value of approximately $0.72 and $1.03 per gallon, respectively.

(5) UNREALIZED GAINS/LOSSES ON SUPPLY MANAGEMENT SERVICES CONTRACTS

        Unrealized gains and losses on supply management services contracts are as follows (in thousands):

	June 30, 2002	June 30, 2001

Unrealized gains—current	$14,525	$28,689
Unrealized gains—long-term	8,093	9,875

Unrealized gains—asset	22,618	38,564

Unrealized losses—current	(8,522)	(24,596)
Unrealized losses—long-term	(209)	(275)

Unrealized losses—liability	(8,731)	(24,871)

Net asset position	$13,887	$13,693

        Our supply management services contracts are primarily sales commitments to industrial/commercial end users, logistical service contracts, and basis (geographical) differentials versus published indices (referred to as "swaps"). These commitments provide our customers both price risk management and real time inventory management solutions via our web-based information systems.

(6) PROPERTY, PLANT AND EQUIPMENT, NET

        Property, plant and equipment, net is as follows (in thousands):

	June 30, 2002	June 30, 2001

Land	$14,125	$15,181
Terminals, pipelines, and equipment	277,393	320,127
Technology and equipment	12,658	12,654
Furniture, fixtures, and equipment	5,732	6,703
Construction in progress	2,444	3,592

	312,352	358,257
Less accumulated depreciation	(60,921)	(54,025)

	$251,431	$304,232

(7) INVENTORIES—MINIMUM VOLUMES

        Inventories—minimum volumes are as follows (in thousands):

	June 30, 2002	June 30, 2001

Products:
At original cost basis	$76,579	$76,579
Adjustment for write-downs to lower of cost or market	(31,281)	(18,318)

Inventories—minimum volumes	$45,298	$58,261

        Our inventories—minimum volumes are required to be held for operating balances in the conduct of our overall operating activities. We do not consider our inventories—minimum volumes to be a component of our energy trading and risk management activities. We do not intend to sell or exchange these inventories in the ordinary course of business and, therefore, we do not hedge the market risks associated with this minimum inventory. Our inventories—minimum volumes are presented in the accompanying consolidated balance sheet as non-current assets and are carried at the lower of cost or market. During the year ended June 30, 2002 and 2001, we recognized impairment losses of approximately $13.0 million and $18.3 million, respectively, due to lower of cost or market write-downs on this minimum inventory. These write-downs are included in net operating margins attributable to our supply, distribution, and marketing operations. At June 30, 2002 and 2001, the weighted average adjusted cost basis of our inventories—minimum volumes was $0.54 and $0.69 per gallon, respectively.

        Prior to July 1, 2000, we carried our inventories—minimum volumes at fair value because they were a component of our energy trading and risk management activities. Effective July 1, 2000, upon completion of a review of our inventory management strategies and customer contracts, we designated 2.0 million barrels of products as inventories—minimum volumes and we changed our risk management strategy associated with this minimum inventory. In accordance with our revised risk management strategy, we removed the hedging contracts on the inventories—minimum volumes prior to July 1, 2000.

(8) INVESTMENTS IN PETROLEUM RELATED ASSETS

        Investments in petroleum related assets are as follows (in thousands):

	June 30, 2002	June 30, 2001

Lion Oil Company	$10,131	$10,131
ST Oil Company	—	1,677
West Shore	—	35,952

	$10,131	$47,760

        We own 18.04% of the common stock of Lion Oil Company ("Lion"), an Arkansas based refinery. For financial reporting purposes, we carry our investment in Lion at the lower of cost or net realizable value. For the years ended June 30, 2002, 2001 and 2000, we recorded dividend income from Lion of approximately $0.7 million, $0.8 million, and none, respectively.

        In August 2000, we converted our note receivable and accrued interest from ST Oil Company into an additional 11.6% equity ownership position resulting in our owning a 30.02% equity ownership position. We accounted for our investment in ST Oil Company on the equity method. For the years ended June 30, 2002 and 2001, we recorded equity in earnings from ST Oil Company of less than $0.1 million. On May 31, 2002, our investment in ST Oil Company was reacquired by ST Oil Company for cash consideration of approximately $3.0 million, resulting in a net gain of approximately $1.4 million on the sale.

        We owned 20.38% of the common stock of West Shore Pipeline Company ("West Shore"). Although we owned 20.38%, we did not have the ability to significantly influence the activities of West Shore and, therefore, carried our investment at cost. On July 27, 2001, we sold 861 shares of the common stock of West Shore, thereby reducing our ownership interest to 18.50%. The West Shore common stock was sold to Midwest Pipeline Company, LLC for cash consideration of approximately $2.9 million. We recognized a net loss of approximately $1.1 million on this sale. As a result of this transaction, we also recognized a loss on our remaining investment in West Shore of approximately $8.8 million. On October 29, 2001, we sold our remaining interest to Buckeye Partners L.P. for cash consideration of approximately $23.1 million, which approximated our adjusted cost basis. For the years ended June 30, 2002, 2001 and 2000, we recognized dividend income from West Shore of approximately $0.7 million, $2.2 million, and $1.6 million, respectively.

(9) IMPAIRMENT OF LONG-LIVED ASSETS

        There were no impairment charges on long-lived assets for the years ended June 30, 2002 and 2001. For the year ended June 30, 2000, we recognized an impairment charge on long-lived assets of approximately $50.1 million, before income taxes. The charge includes $31.9 million relating to certain of our product terminals acquired in the 1998 acquisition of Louis Dreyfus Energy Corporation and $18.2 million relating to certain intangible assets recorded as a result of the same acquisition. In calculating this impairment charge, we estimated future cash flows by terminal, discounting those estimated future cash flows at a 10% rate, which approximates our cost of capital, and then comparing the discounted future cash flows to the net book value of each terminal. The impairment charge resulted from the change in the planned use of certain terminals and the abandonment of a pipeline that supplied one terminal, thereby significantly impacting the economic viability of such terminals. Each of these factors reduced or eliminated future cash flows. The $31.9 million impairment charge for the terminals reduced the book value of the assets to their estimated fair value.

        The additional $18.2 million impairment charge for the intangible assets represented the unamortized balance of the intangible assets. Management's review of the market location differentials associated with those intangible assets showed that we received little or no value from those assets in the period ended June 30, 2000.

(10) OTHER ASSETS

        Other assets are as follows (in thousands):

	June 30, 2002	June 30, 2001

Prepaid transportation	$2,644	$2,601
Commodity trading membership	1,500	—
Deposits and other assets	119	376

	$4,263	$2,977

        Prepaid transportation relates to our contractual transportation and deficiency agreements with three interstate Product pipelines (see Note 19 of Notes to Consolidated Financial Statements).

        Commodity trading membership represents the purchase price we paid to acquire two seats on the NYMEX.

(11) ACCRUED LIABILITIES

        Accrued liabilities are as follows (in thousands):

	June 30, 2002	June 30, 2001

Interest rate swap, at fair value	$5,429	$3,107
Accrued environmental obligations	2,329	700
Accrued corporate relocation and transition	2,029	—
Accrued lease abandonment	3,110	—
Accrued indemnities—NORCO	1,300	—
Accrued transportation and deficiency obligations	2,839	1,579
Deferred revenue—energy services	1,600	—
Accrued expenses	5,080	5,903
Deposits and other accrued liabilities	2,126	2,881

	$25,842	$14,170

        Interest Rate Swap.    We have a $150 million notional value "periodic knock-out" swap agreement with a money center bank to offset the exposure of an increase in variable interest rates. This swap agreement expires in August 2003. The swap settles monthly and contains a knock-out provision that is activated when the one-month LIBOR is at or above 6.75%. The swap agreement provides that we pay a fixed interest rate of 5.48% on the notional amount in exchange for receiving a variable rate based on LIBOR so long as the one-month LIBOR interest rate does not rise above 6.75%. If the one-month LIBOR rate rises above 6.75%, the swap knocks out and no payments will be received by us under the agreement until such time as the one-month LIBOR rate declines below 6.75%. At June 30, 2002 and 2001, the one-month LIBOR rate was 1.84% and 4.08%, respectively. For the years ended June 30, 2002, 2001 and 2000, we made net payments to (received net payments from) the money center bank of approximately $4.6 million, $(0.7) million, and $(1.0) million, respectively, which is included in interest expense (income) in the accompanying consolidated statements of operations.

TransMontaigne Inc. and subsidiaries

        The interest rate swap is carried at fair value for financial reporting purposes as it does not qualify as a hedge. As of June 30, 2002 and 2001, the fair value of the interest rate swap agreement was a liability of $5.4 million and $3.1 million, respectively. The changes in the fair value of the interest rate swap are recorded as "Unrealized gain (loss) on interest rate swap" in the accompanying consolidated statements of operations. For the years ended June 30, 2002, 2001 and 2000, we recognized unrealized gains (losses) of approximately $(2.3) million, $(3.6) million and $1.6 million, respectively, for changes in the fair value of the interest rate swap.

        Accrued Corporate Relocation and Transition.    During the year ended June 30, 2002, we announced to our employees that our supply, distribution, and marketing operations in Atlanta, Georgia would be relocated to Denver, Colorado. On March 19, 2002, we offered approximately 72 employees the opportunity to relocate to Denver, Colorado and we informed approximately 25 employees that they would not be offered the opportunity to relocate to Denver, Colorado. Ultimately, 36 employees chose to relocate to Denver, Colorado. Those employees are entitled to receive a transition bonus and a relocation package payable upon transfer to the Denver office. The transition bonus is being accrued over the period from date of acceptance by the employee to the expected date of arrival in Denver, Colorado. The relocation costs are being accrued as incurred/earned by the employee. Ultimately, 36 employees chose not to relocate and those employees are entitled to receive termination benefits upon their termination date as determined by us. The special termination benefits were accrued upon receipt of the notification from the employee that they did not intend to accept the offer to relocate to Denver, Colorado. For the year ended June 30, 2002, we accrued approximately $2.1 million of benefits due to employees, of which approximately $2.0 million remains unpaid as of June 30, 2002.

	Special charge	Amounts paid	Accrued liability at June 30, 2002

Accrued severance payable to employees not relocating to Denver, Colorado	$1,512	$(84)	$1,428
Accrued transition benefits payable to employees relocating to Denver, Colorado	501	—	501
Relocation costs incurred during the period	100	—	100
Other	25	(25)	—

	$2,138	$(109)	$2,029

        We expect to pay the accrued liability of approximately $2.0 million during the year ending June 30, 2003.

        Accrued Lease Abandonment.    In connection with our corporate relocation and transition, we entered into an operating lease for new office space in Denver, Colorado. The new lease was executed on April 19, 2002. Prior to June 30, 2002, we engaged commercial real estate agents to solicit prospective tenants to sublease our existing office space in Denver, Colorado and the vacated space in Atlanta, Georgia. We expect to vacate our existing office space in Denver, Colorado during June 2003 and the space in Atlanta, Georgia during September 2002. The accrual for the abandonment of the office leases represents the excess of the remaining lease payments subsequent to vacancy of the space by us over the estimated sublease rentals to be received based on current market conditions. The abandonment of leasehold improvements represents the carrying amount of those assets expected to be abandoned in connection with the abandonment of the office leases. For the year ended June 30, 2002, we charged to income approximately $4.2 million for abandonment of office leases and leasehold improvements.

	Special charge	Amounts paid	Accrued liability at June 30, 2002

Abandonment of office leases:
Denver, Colorado	$1,150	$—	$1,150
Atlanta, Georgia	1,960	—	1,960
Abandonment of leasehold improvements:
Denver, Colorado	550	(550)	—
Atlanta, Georgia	518	(518)	—

	$4,178	$(1,068)	$3,110

        We expect to pay the accrued liability of approximately $3.1 million, net of estimated sublease rentals, as follows:

Years ending June 30:	Lease payments	Estimated sublease rentals	Accrued liability

2003	$745	$(97)	$648
2004	991	(562)	429
2005	1,020	(565)	455
2006	1,045	(569)	476
2007	948	(508)	440
Thereafter	1,243	(581)	662

	$5,992	$(2,882)	$3,110

        Accrued Indemnities—NORCO.    In connection with the sale of the NORCO system to Buckeye on July 31, 2001, we accrued approximately $1.3 million for the estimated costs that we expect to incur in connection with satisfying certain covenants and undertakings set forth in the sales agreement.

        Deferred Revenue—Supply Management Services.    During the quarter ended March 31, 2002, we renegotiated and extended through February 2005 a fixed-price supply contract with a large industrial/commercial end-user and recognized approximately $3.0 million in net operating margins attributable to our supply, distribution and marketing operations associated with this contract extension. The $3.0 million in net operating margins represents our estimate of the fair value of the supply contract at the date of execution. The fair value of the supply contract was net of the estimated value of the logistical supply management services that we are committed to provide this customer over the term of the supply contract. The estimated value of the logistical supply management services was approximately $1.7 million based on the prices charged to industrial/commercial customers who pay for logistical supply management services separately. The deferred revenue—supply management services is being amortized into revenues attributable to our supply, distribution and marketing operations on a straight line basis over the remaining term of the supply contract. For the year ended June 30, 2002, we recognized approximately $0.1 million in revenues from the amortization of the deferred revenue—supply management services.

(12) DEBT

        Long-term debt is as follows (in thousands):

	June 30, 2002	June 30, 2001

Commodity margin loan	$11,312	$20,000
Bank credit facility	187,000	80,000
Senior notes	—	50,000

	198,312	150,000
Less current debt	(11,312)	(20,000)

Long-term debt	$187,000	$130,000

        Commodity Margin Loan.    We currently have a commodity margin loan agreement with Salomon Smith Barney that allows us to borrow up to $20.0 million to fund certain initial and variation margin requirements in commodities accounts maintained by us with Salomon Smith Barney. The entire unpaid principal amount of the loan, together with accrued interest, is due and payable on demand. Outstanding loans bear interest at the average 90-day Treasury bill rate plus 1.75% (3.46% at June 30, 2002).

        Bank Credit Facility.    On June 28, 2002, we executed an amended and restated Senior Secured Credit Facility ("New Facility") with a syndication of banks. The New Facility provides for a maximum borrowing line of credit that is the lesser of (i) $300 million and (ii) the borrowing base. The borrowing base is a function of our accounts receivable, inventory, exchanges, margin deposits, open positions of energy services and risk management contracts, outstanding letters of credit, and outstanding indebtedness as defined in the New Facility. Borrowings under the New Facility bear interest (at our option) based on the lender's base rate plus a specified margin, or LIBOR plus a specified margin; the specified margins are a function of our leverage ratio (as defined). Borrowings under the New Facility are secured by substantially all of our assets. The New Facility matures June 27, 2005. The terms of the New Facility include financial covenants relating to fixed charge coverage, current ratio, maximum leverage ratio, consolidated tangible net worth, capital expenditures, cash distributions and open inventory positions that are tested on a quarterly and annual basis. As of June 30, 2002, we were in compliance with all covenants included in the New Facility.

        In connection with the New Facility, the Company paid approximately $2.7 million in costs to execute the financing. The costs are comprised of: $2.625 million in bank fees paid to the lenders, $28,000 paid to the financial examiners, and $100,000 paid to the attorneys that drafted the New Facility.

        Our former bank credit facility consisted of a $240 million revolving credit facility and a $45 million letter of credit facility that was due December 31, 2003. Borrowings under the former credit facility bore interest, at our option, at the lender's alternate base rate plus a spread, or LIBOR plus a spread, as in effect at the time of the borrowings. The average interest rate under the bank credit facility was 5.13%, 6.6%, and 8.65% for the years ended June 30, 2002, 2001 and 2000, respectively. During the year ended June 30, 2002, we wrote-off the unamortized deferred debt issuance costs of approximately $2.7 million associated with the former bank credit facility. During the year ended June 30, 2001, we wrote-off deferred debt issuance costs of approximately $1.0 million associated with an amendment to the former bank credit facility.

        Pursuant to our bank credit facility, we had outstanding letters of credit with third parties in the amount of $11.5 million and $12.3 million at June 30, 2002 and 2001, respectively. At June 30, 2002, all outstanding letters of credit expire within one year.

        Senior Notes.    In April 1997, we entered into a Master Shelf Agreement (Senior Notes) with an institutional lender. During the year ended June 30, 1998, we sold $50 million of 7.85% due April 17,

2003 and $25 million of 7.22% Senior Notes due October 17, 2004. On January 20, 2000, we repaid $25 million of 7.85% Senior Notes with a portion of the proceeds from the sale of BPEI (see Note 2 of Notes to Consolidated Financial Statements). At June 30, 2001, the outstanding balance of the Senior Notes was $50 million. During the year ended June 30, 2001, we wrote-off deferred debt issuance costs of approximately $2.9 million associated with the prepayment of a portion of the Senior Notes. During the year ended June 30, 2001, we also recognized a prepayment penalty of approximately $1.3 million associated with the prepayment of a portion of the Senior Notes.

        On July 6, 2001, we repaid and retired the outstanding $25 million of 7.85% Senior Notes with a portion of the proceeds from the sale of the Little Rock facilities (see Note 2 of Notes to Consolidated Financial Statements). On June 28, 2002, we repaid and retired the outstanding $25 million of 7.22% Senior Notes with a portion of the proceeds from the New Facility. At June 30, 2002, no amounts remain outstanding on the Senior Notes. During the year ended June 30, 2002, we wrote-off deferred debt issuance costs of approximately $0.3 million associated with the prepayment of the Senior Notes. During the year ended June 30, 2002, we also recognized a prepayment penalty of approximately $1.9 million associated with the prepayment of the Senior Notes.

        Maturities of long-term debt are as follows (in thousands):

Years ending:

June 30, 2003	$11,312
June 30, 2004	—
June 30, 2005	187,000

$198,312

(13) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

        The following methods and assumptions were used to estimate the fair value of financial instruments at June 30, 2002 and 2001.

        Cash and Cash Equivalents, Trade Receivables and Trade Accounts Payable.    The carrying amount approximates fair value because of the short-term maturity of these instruments.

        Debt.    The carrying values of the commodity margin loan and bank credit facility approximate fair value since they bear interest at current market interest rates. The carrying value of the Senior Notes approximates fair value since the interest rates approximate the current market rates for similar debt instruments.

(14) PREFERRED STOCK

        At June 30, 2002 and 2001, we have authorized the issuance of up to 2,000,000 shares of preferred stock. Preferred stock is as follows (in thousands):

	June 30, 2002	June 30, 2001

Series A Convertible Preferred stock, par value $0.01 per share, 250,000 shares authorized, 24,421 shares issued and outstanding at June 30, 2002, 174,825 shares issued and outstanding at June 30, 2001, liquidation preference of $24,421 and $174,825, respectively	$24,421	174,825

Series B Redeemable Convertible Preferred stock, par value $0.01 per share, 100,000 shares authorized, 72,890 shares issued and outstanding at June 30, 2002, liquidation preference of $72,890	$80,939	—

        On March 25, 1999 and March 30, 1999, we closed a private placement of $170.1 million of $1,000 Series A Convertible Preferred Stock Units (the "Units"). Each Unit consists of one share of 5%

convertible preferred stock ("Series A Convertible Preferred Stock"), convertible at any time by the holder into common stock at $15 per share, and 66.67 warrants, each warrant exercisable to purchase six-tenths of a share of common stock at $14 per share. Dividends are cumulative and payable quarterly. The dividends are payable, at our option, in cash or additional shares of Series A Convertible Preferred Stock. If the dividends are paid-in-kind with additional shares of Series A Convertible Preferred Stock, the number of additional shares issued in lieu of a cash payment is determined by multiplying the cash dividend that would have been paid by 110%. During the year ended June 30, 2000, cash dividend payments were $8.5 million. During the year ended June 30, 2001, we elected to pay-in-kind a portion of the preferred dividends. For the year ended June 30, 2001, cash dividend payments were $4.3 million and paid-in-kind dividends were $4.7 million. For the year ended June 30, 2002, paid-in-kind dividends were approximately $9.8 million.

        On June 28, 2002, we entered into an agreement with the holders of the Series A Convertible Preferred Stock (the "Preferred Stock Recapitalization Agreement") to redeem a portion of the Series A Convertible Preferred Stock and warrants in exchange for cash, shares of common stock, and shares of a newly created and designated preferred stock ("Series B Redeemable Convertible Preferred Stock").

        The Preferred Stock Recapitalization Agreement resulted in the redemption of 157,715 shares of Series A Convertible Preferred Stock and warrants to purchase 9,841,493 shares of common stock in exchange for the (i) issuance of 72,890 shares of Series B Redeemable Convertible Preferred Stock with a fair value of approximately $80.9 million, (ii) issuance of 11,902,705 shares of common stock with a fair value of approximately $59.5 million, and (iii) a cash payment of $21.3 million. We retired the 157,715 shares of Series A Convertible Preferred Stock and associated warrants. The fair value of the consideration paid to the holders of the Series A Convertible Preferred Stock and associated warrants was in excess of the financial statement carrying amount of the Series A Convertible Preferred Stock that was redeemed. That excess of approximately $1.5 million has been treated in a manner similar to preferred stock dividends in the accompanying consolidated financial statements.

        At June 30, 2002, there are 24,421 shares of Series A Convertible Preferred Stock that remain outstanding. We may redeem all, but not less than all, of the then outstanding shares of the Series A Convertible Preferred Stock on December 31, 2003 at the liquidation value of $1,000 per share plus any accrued but unpaid dividends thereon through the redemption date (the "Mandatory Redemption Price"). The Mandatory Redemption Price shall be paid, at our election, in cash or shares of common stock, or any combination thereof, subject to limitations on the total number of common shares permitted to be used in the exchange and issued to any shareholder. For purposes of calculating the number of shares of common stock to be received, each such share of common stock shall be valued at 90 percent of the average market price for the common stock for the 20 consecutive business days prior to the redemption date. If the Series A Convertible Preferred Stock remains outstanding after December 31, 2003, the dividend rate will increase to an annual rate of 16%. We may call the Series A Convertible Preferred Stock for redemption if the market price of our common stock is greater than 175% of the conversion price at the date of the call.

        The Series B Redeemable Convertible Preferred Stock has a liquidation value of $1,000 per share, bears dividends at the rate of 6% per annum of the liquidation value, and is mandatorily redeemable between June 30, 2007 and December 31, 2007 for shares of common stock and/or cash at our option, subject to limitations on the total number of common shares permitted to be used in the exchange and issued to any shareholder. Dividends are cumulative and payable quarterly. The dividends are payable in cash, unless precluded by contract or the New Facility, in which case dividends are payable in additional shares of Series B Redeemable Convertible Preferred Stock. The Series B Redeemable Convertible Preferred Stock may be put to us, at the option of the holder, for cash equal to the greater of its liquidation value or conversion value upon the future occurrence of a fundamental change (as defined). We may call the outstanding shares of Series B Redeemable Convertible Preferred Stock after June 30, 2005 if certain specified conditions are met. The Series B Redeemable Convertible Preferred

Stock is convertible, at the option of the holder, into common stock at $6.60 per share, subject to adjustment upon the occurrence of specified future events. The holders of the Series B Redeemable Convertible Preferred Stock have the right to vote on all matters (except the election of directors) with the holders of the common stock and the Series A Convertible Preferred Stock (voting collectively as a single class).

        At June 30, 2002, there are 72,890 shares of Series B Redeemable Convertible Preferred Stock outstanding. The Series B Redeemable Convertible Preferred Stock initially was recorded at its estimated fair value of approximately $80.9 million. The estimated fair value was determined by adding together (i) the present value of the expected dividend payments and mandatory redemption value discounted at a risk-adjusted rate of approximately 15% and (ii) the value of the embedded conversion option using the Black-Scholes model with the following assumptions: exercise price of $6.60 per share, volatility factor of 70%, contractual life of 5 years, no dividend yield, and a risk-free rate of 3.6%. In subsequent periods, the initial carrying amount of the Series B Redeemable Convertible Preferred Stock will be decreased ratably over its 5-year term until it equals its liquidation value of approximately $72.9 million with an equal reduction in the amount of preferred stock dividends recorded for financial reporting purposes.

(15) COMMON STOCK

        At June 30, 2002 and 2001, we are authorized to issue up to 80,000,000 shares of common stock with a par value of $0.01 per share. In connection with the Preferred Stock Recapitalization Agreement, we repurchased approximately 4.1 million shares of our common stock from an institutional holder of the Series A Convertible Preferred Stock for cash consideration of approximately $20.4 million. At June 30, 2002 and 2001, there are 39,942,658 shares and 31,834,669 shares issued and outstanding, respectively. Our New Facility and certificate of designations of our preferred stock contain restrictions on the payment of dividends on our common stock.

        We have a restricted stock plan that provides for awards of common stock to certain key employees, subject to forfeiture if employment terminates prior to the vesting dates. The market value of shares awarded under the plan is recorded in common stockholders' equity as deferred compensation. Amortization of deferred compensation of approximately $1.5 million, $1.3 million and $0.4 million is included in selling, general and administrative expense for the years ended June 30, 2002, 2001 and 2000, respectively.

        During the year ended June 30, 2001, 261,280 shares of restricted common stock were issued to employees in exchange for the cancellation of 1,681,300 stock options with exercise prices ranging from

$11.00 to $17.25 per share that had been granted to employees in prior years. Information about restricted common stock activity for the years ended June 30, 2002, 2001 and 2000 is as follows:

	Total shares	Vested shares	Unvested shares

Outstanding at June 30, 1999	68,000	68,000	—
Granted	227,500	—	227,500

Outstanding at June 30, 2000	295,500	68,000	227,500
Granted	512,680	—	512,680
Cancelled	(29,020)	—	(29,020)
Repurchased	(201)	(201)	—
Vested	—	22,750	(22,750)

Outstanding at June 30, 2001	778,959	90,549	688,410
Granted	420,500	—	420,500
Cancelled	(104,170)	—	(104,170)
Repurchased	(20,573)	(20,573)	—
Vested	—	90,772	(90,772)

Outstanding at June 30, 2002	1,074,716	160,748	913,968

(16) STOCK OPTIONS

        We have three stock option plans (the "1991 Plan", the "1995 Plan" and the "1997 Plan") under which stock options have been granted to employees. Options granted under the 1991 Plan and the 1997 Plan expire no later than ten years from the date of grant and options under the 1995 Plan expire no later than seven years from the date of grant. At June 30, 2002, options granted under the 1991 Plan and 1995 Plan and those granted through July 1998 under the 1997 Plan have vested. Options granted subsequent to March 1999 under the 1997 Plan vest 10% after the end of the first year, 20% after the end of the second year, 30% after the end of the third year, and 40% after the end of the fourth year. Information about stock option activity for the years ended June 30, 2002, 2001 and 2000 is as follows:

	1991 Plan		1995 Plan		1997 Plan
	Shares	Weighted average exercise price	Shares	Weighted average exercise price	Shares	Weighted average exercise price

Outstanding at June 30, 1999	11,000	6.10	731,950	3.96	2,743,400	12.71
Granted	—	—	—	—	733,000	7.91
Cancelled	—	—	(1,000)	5.50	(577,160)	13.06
Exercised	(8,000)	6.10	(14,000)	4.30	(2,000)	13.50

Outstanding at June 30, 2000	3,000	6.10	716,950	3.95	2,897,240	11.42
Granted	—	—	—	—	750,000	3.75
Cancelled	(3,000)	6.10	(46,500)	5.38	(2,478,410)	12.22
Exercised	—	—	(372,000)	2.70	—	—

Outstanding at June 30, 2001	—	—	298,450	5.28	1,168,830	4.81
Granted	—	—	—	—	75,000	5.05
Cancelled	—	—	(35,000)	5.50	(174,050)	6.68
Exercised	—	—	(33,000)	3.50	(7,000)	5.13

Outstanding at June 30, 2002	—	—	230,450	5.50	1,062,780	4.52

Exercisable at June 30, 2002	—	—	230,450	5.50	178,170	5.31

TransMontaigne Inc. and subsidiaries

        Information about stock options outstanding at June 30, 2002 is as follows:

				Options exercisable
	Range of exercise prices	Number outstanding	Weighted average remaining life in years	Weighted average exercise prices	Number exercisable	Weighted average exercise prices

1995 Plan	$5.50	230,450	0.7	5.50	230,450	5.50
1997 Plan	3.75 - 7.25	1,044,900	8.5	4.40	165,650	4.80
	11.00 - 13.50	16,880	6.4	11.44	11,520	11.65
	15.00 - 17.25	1,000	5.2	17.25	1,000	17.25

		1,293,230			408,620

        We account for our employee stock option plans and restricted stock awards using the intrinsic value method pursuant to APB Opinion No. 25, Accounting for Stock Issued to Employees. We recognize deferred compensation on the date of grant if the quoted market price of the underlying common stock exceeds the exercise price (zero exercise price in the case of an award of restricted common stock). Accordingly, no compensation cost has been recognized for the granting of stock options to employees because the exercise price was equal to the quoted market price of the underlying common stock on the date of grant. If compensation cost for our three stock-based compensation plans had been determined based on the fair value at the grant dates for awards under those plans pursuant to SFAS 123, Accounting for Stock-Based Compensation, our net earnings and earnings per common share would have been reduced to the pro forma amounts indicated below (in thousands, except for per share amounts):

	Years ended June 30,
	2002	2001	2000

Net earnings (loss) attributable to common stockholders:
As reported	$(2,793)	$2,375	$(46,443)
Pro forma	$(3,003)	$2,249	$(47,721)
Earnings (loss) per common share
As reported
Basic	$(0.09)	$0.08	$(1.52)
Diluted	$(0.09)	$0.08	$(1.52)
Pro forma
Basic	$(0.10)	$0.07	$(1.56)
Diluted	$(0.10)	$0.07	$(1.56)

        The weighted average fair value at grant dates for options granted during the years ended June 30, 2002, 2001 and 2000 was $3.08, $2.12 and $3.16, respectively. The primary assumptions used to estimate the fair value of options granted on the date of grant using the Black-Scholes option-pricing model during the years ended June 30, 2002, 2001 and 2000 were as follows: no dividend yield, expected volatility of 79%, 61% and 36%, risk-free rates of 4.49%, 4.95% and 5.6%, and expected lives of 4 years, 5 years, and 7 years, respectively.

(17) EMPLOYEE BENEFIT PLAN

        We have established a 401(k) retirement savings plan for all employees. The plan allows participants to contribute a percentage of their compensation ranging from 1% to a maximum of 15%,

subject to the maximum salary deferral allowed by the Internal Revenue Service, with our making discretionary contributions as determined by management based upon our financial performance. Employees vest 25% per year in our discretionary contributions. Our discretionary contributions for the years ended June 30, 2002, 2001 and 2000 were approximately $0.5 million, $0.6 million and $0.8 million, respectively.

(18) INCOME TAXES

        Income tax expense (benefit) consists of the following (in thousands):

	Years ended June 30,
	2002	2001	2000

Current:
Federal income taxes	$(240)	$(288)	$—
State income taxes	643	735	272

Current income taxes	403	447	272

Deferred:
Federal income taxes	4,483	5,500	(17,393)
State income taxes	579	719	(2,046)

Deferred income taxes	5,062	6,219	(19,439)

Income tax expense (benefit)	$5,465	$6,666	$(19,167)

        Income tax expense (benefit) differs from the amount computed by applying the federal corporate income tax rate of 35% to pretax earnings as a result of the following (in thousands):

	Years ended June 30,
	2002	2001	2000

Computed "expected" tax expense (benefit)	$4,908	$6,458	$(19,415)
Increase (reduction) in income taxes resulting from:
Adjustment of prior year's cumulative temporary differences	(273)	(331)	1,858
State income taxes, net of federal income tax benefit	387	945	(1,171)
Other, net	443	(406)	(439)

Income tax expense (benefit)	$5,465	$6,666	$(19,167)

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows (in thousands):

	June 30, 2002	June 30, 2001

Deferred tax assets:
Net operating loss carry forwards	$31,224	$44,386
Allowance for doubtful accounts	475	399
Accrual for corporate relocation and transition plan	1,953	165
Other non-deductible accruals	2,920	1,102
Amortization of debt costs, principally due to differences in amortization methods	1,327	831
Intangible assets, principally due to differences in amortization methods and impairment allowances	5,417	6,448
Deferred compensation	925	697
Inventories—minimum volumes, principally due to lower of cost or market write-downs	6,047	—
Accrued environmental obligations	710	266
Alternative minimum tax credit carry forwards	59	335

Deferred tax assets	51,057	54,629

Deferred tax liabilities:
Plant and equipment, principally due to differences in depreciation methods and impairment allowances	(43,175)	(41,431)
Investments in affiliated companies, principally due to undistributed earnings	—	(254)

Deferred tax liabilities	(43,175)	(41,685)

Net deferred tax assets	$7,882	$12,944

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

        Based upon projections for future taxable income over the periods which the deferred tax assets are deductible, management believes the "more likely than not" criteria has been satisfied as of June 30, 2002 and 2001, and that the benefits of future deductible differences will be realized.

        At June 30, 2002, we have aggregate net operating loss carry forwards for federal income tax purposes of approximately $81 million which were available to offset future federal taxable income, if any, through 2021.

(19) COMMITMENTS AND CONTINGENCIES

        Transportation and Deficiency Agreements.    In connection with our June 30, 2001 sale of the two product distribution facilities in Little Rock, Arkansas, we are potentially liable for payments of up to $725,000 per year for a five-year period through June 30, 2006. The potential liability for each year is based on the actual throughput volumes of the facility for each year as compared to the contractual thresholds of 20,000 and 32,500 barrels per day ("BPD"). If actual volumes exceed 32,500 BPD, we will not be obligated to pay any of the $725,000 for that given year. If actual volumes are between 20,000 and 32,500 BPD, we will be obligated to pay a prorated portion of the $725,000 for that given year. If actual volumes are less than 20,000 BPD, we are obligated to pay the entire $725,000 for that given year. For the year ended June 30, 2002, our actual volumes were between 20,000 and 32,500 BPD. As a result, we recognized an accrued liability of approximately $1.0 million with an offsetting reduction in net operating margins attributable to our supply, distribution and marketing operations (see Note 11 of Notes to Consolidated Financial Statements). That accrued liability represents our estimate of the future payments we expect to pay for the shortfall in our current year volumes and our estimated shortfall in volumes for the remainder of the term of the agreement.

        We also are subject to three transportation and deficiency agreements ("T&D's") with three separate Product interstate pipeline companies. Each agreement calls for guaranteed minimum shipping volumes over the term of the agreements. If actual volumes shipped are less than the guaranteed minimum volumes, we must make payment to the counterparty for any shortfall at the contracted pipeline tariff. Such payments are accounted for as prepaid transportation, since we have a contractual timeframe, after the end of the term of the T&D, to apply the amounts to charges for using the interstate pipeline. We monitor the actual volumes shipped against our obligations to determine if the T&D payments made will ultimately be recovered. In order to do this, we have to estimate our future shipping volumes.

        During the year ended June 30, 2001, we made payments of approximately $3.2 million pursuant to the T&D agreements because our actual volumes shipped during that year were less than the guaranteed minimum volumes for that year. We also recognized an accrued liability of approximately $1.6 million representing our estimate of the future payments we expect to pay for the estimated shortfall in volumes for the remainder of the terms of the T&D agreements. At June 30, 2001, we included approximately $2.6 million of prepaid transportation in other assets (see Note 10 of Notes to Consolidated Financial Statements) and we reduced net operating margins attributable to our supply, distribution and marketing operations by approximately $2.2 million.

        During the year ended June 30, 2002, we made payments of approximately $0.4 million pursuant to the T&D agreements because our actual volumes shipped during that year were less than the guaranteed minimum volumes for that year. We also recognized an additional accrued liability of approximately $0.2 million representing a change in our estimate of the future payments we expect to pay for the estimated shortfall in volumes for the remainder of the terms of the T&D agreements. For the year ended June 30, 2002, we reduced net operating margins attributable to our supply, distribution and marketing operations by approximately $0.6 million. At June 30, 2002, prepaid transportation of approximately $2.6 million remains in other assets and our accrued liability, representing our estimate of the future payments we expect to pay for the estimated shortfall in volumes for the remainder of the terms of the T&D agreements, is approximately $1.8 million.

        Operating Leases.    On April 19, 2002, we executed a 10-year non-cancelable operating lease for new office space to accommodate our corporate headquarters. We anticipate the lease will commence October 1, 2002 and March 1, 2003 with respect to approximately one-half of the total leased square footage, respectively. We also lease property and equipment under non-cancelable operating leases that expire through January 2007, including ground at our Brownsville, Texas facility, pipeline capacity on an intrastate pipeline, and technology-related equipment. At June 30, 2002, future minimum lease payments under these non-cancelable operating leases are as follows (in thousands):

Years ending June 30:	Office space	Property and equipment

2003	$—	$1,304
2004	524	1,294
2005	968	1,141
2006	968	324
2007	1,015	162
Thereafter	5,788	—

	$9,263	$4,225

        We also will continue to lease office space at our existing locations until we vacate those premises to move to our new corporate headquarters. We anticipate that we will occupy the Denver, Colorado office space until March 1, 2003, one-half of the Atlanta, Georgia office space until October 1, 2002, and the remainder of the Atlanta, Georgia space until June 2010 when the lease expires. At June 30, 2002, future minimum lease payments under these non-cancelable operating lease agreements through the expected date of vacancy by us are as follows (in thousands):

Years ending June 30:

2003	$1,143
2004	407
2005	415
2006	423
2007	432
Thereafter	1,348

$4,168

        Rental expense under operating leases was $2.8 million, $2.9 million, and $2.3 million for the years ended June 30, 2002, 2001 and 2000, respectively.

(20) LITIGATION

        We have been named as a defendant in various lawsuits and a party to various other legal proceedings, in the ordinary course of business, some of which are covered in whole or in part by insurance. We believe that the outcome of such lawsuits and other proceedings will not individually or in the aggregate have a material adverse effect on our consolidated financial condition, results of operations or cash flows.

(21) EARNINGS PER SHARE

        The following tables reconcile the computation of basic EPS and diluted EPS (in thousands, except per share amounts).

	Years ended June 30,
	2002	2001	2000

Net earnings (loss)	$8,558	$11,338	$(37,937)
Preferred stock dividends	(11,351)	(8,963)	(8,506)

Net earnings (loss) attributable to common stockholders for basic and diluted EPS	$(2,793)	$2,375	$(46,443)

Basic weighted average shares	31,267	30,879	30,491
Effect of dilutive securities:
Stock options	—	100	—
Stock purchase warrants	—	24	—

Diluted weighted average shares	31,267	31,003	30,491

Earnings (loss) per shares:
Basic	$(0.09)	$0.08	$(1.52)

Diluted	$(0.09)	$0.08	$(1.52)

        We exclude potentially dilutive securities from our computation of diluted earnings per share when their effect would be anti-dilutive. The following securities were excluded from the earnings per share computation, as their inclusion would have been anti-dilutive:

	June 30, 2002	June 30, 2001	June 30, 2000

Restricted common stock subject to continuing vesting requirements	913,968	688,410	227,500
Common stock issuable upon exercise of stock options	1,293,230	688,280	3,617,190
Common stock issuable upon exercise of stock purchase warrants	900,045	6,804,940	7,053,626
Common stock issuable upon conversion of:
Series A Convertible Preferred Stock	1,628,083	11,655,000	11,341,000
Series B Redeemable Convertible Preferred Stock	11,043,939	—	—

	15,779,265	19,836,630	22,239,316

        For the year ended June 30, 2001, shares of restricted common stock subject to continuing vesting requirements were excluded from the computation of earnings per share because the associated unamortized deferred compensation exceeded the average quoted market price of our common stock during those periods. For the year ended June 30, 2001, stock options and stock purchase warrants were excluded from the computation of earnings per share because their exercise prices exceeded the average quoted market price of our common stock during those periods. For the years ended June 30, 2002 and 2000, all potentially dilutive securities were excluded because we reported a net loss for those years. For the years ended June 30, 2002, 2001 and 2000, the stock options had weighted average exercise prices of $4.69, $6.24 and $9.94 per share, respectively, the stock purchase warrants had weighted average exercise prices of $14.00, $14.00 and $13.63 per share, respectively, the Series A Convertible Preferred Stock had a conversion price of $15.00, and the Series B Redeemable Convertible Preferred Stock had a conversion price of $6.60.

TransMontaigne Inc. and subsidiaries

(22) CONCENTRATION OF CREDIT RISK AND TRADE ACCOUNTS RECEIVABLE

        Our primary market areas are located in the Northeast, Midwest and Southeast regions of the United States. We have a concentration of trade receivable and exchange receivable balances due from major integrated oil companies, independent oil companies, other wholesalers, waste management companies and transportation companies. These concentrations of customers may affect our overall credit risk in that the customers may be similarly affected by changes in economic, regulatory or other factors. Our customers' historical and future credit positions are analyzed prior to extending credit. We manage our exposure to credit risk through credit analysis, credit approvals, credit limits and monitoring procedures, and for certain transactions we may utilize letters of credit, prepayments and guarantees. We maintain allowances for potentially uncollectible accounts receivable.

        Trade accounts receivable, net consists of the following (in thousands):

	June 30, 2002	June 30, 2001

Trade accounts receivable	$174,986	$80,100
Less allowance for doubtful accounts	(1,250)	(1,050)

	$173,736	$79,050

(23) BUSINESS SEGMENTS

        We provide a broad range of integrated supply, distribution, marketing, terminal storage and transportation services to refiners, distributors, marketers and industrial end-users of products, chemicals, crude oil and other bulk liquids in the midstream sector of the petroleum and chemical industries and in the upstream NGL sector prior to the sale of BPEI. We conduct business in the following segments:

  •
  Supply, distribution, and marketing—consists of services for the supply and distribution of products through exchanges, and bulk sales in the physical and derivative markets, and the marketing of products to retail, wholesale and industrial customers at truck terminal rack locations, and providing related value-added fuel procurement and management services.

  •
  Terminals and pipelines—consists of an extensive terminal and pipeline infrastructure that handles products with transportation connections via pipelines, barges, rail cars and trucks to our facilities or to third-party facilities with an emphasis on transportation connections primarily through the Colonial, Plantation, TEPPCO, Explorer and Williams pipeline systems.

  •
  Natural gas services—consisted of services provided through the ownership and operation of natural gas pipeline gathering systems, processing plants and related facilities for the gathering, processing, fractionating and reselling of natural gas and natural gas liquids. This segment was divested effective December 31, 1999.

  •
  Corporate—consists of our investments in non-controlled business ventures and general corporate items that are not allocated to specific segments (e.g., financing costs and income taxes).

        Information about our business segments is summarized below (in thousands):

	Year ended June 30, 2002
	Supply, distribution and marketing	Terminals and pipelines	Natural gas services	Corporate	Total consolidated

Revenues from external customers	$6,001,170	$29,732	$—	$—	$6,030,902
Inter-segment revenues	—	33,654	—	—	33,654

Revenues	6,001,170	63,386	—	—	6,064,556
Lower of cost or market write- downs on minimum inventories	(12,963)	—	—	—	(12,963)
Direct operating costs and expenses	(5,932,423)	(27,668)	—	—	(5,960,091)

Net operating margins	55,784	35,718	—	—	91,502

Selling, general and administrative	(20,882)	(8,038)	—	(6,291)	(35,211)
Depreciation and amortization	(330)	(14,365)	—	(1,861)	(16,556)
Corporate relocation and transition	(4,597)	—	—	(1,719)	(6,316)

	(25,809)	(22,403)	—	(9,871)	(58,083)

Operating income (loss)	$29,975	$13,315	$—	$(9,871)	$33,419

Identifiable assets	$441,474	$253,417	$—	$40,437	$735,328

Capital expenditures	$62	$13,592	$—	$2,155	$15,809

	Year ended June 30, 2001
	Supply, distribution and marketing	Terminals and pipelines	Natural gas services	Corporate	Total consolidated

Revenues from external customers	$5,182,492	$40,646	$—	$—	$5,223,138
Inter-segment revenues	—	41,659	—	—	41,659

Revenues	5,182,492	82,305	—	—	5,264,797
Lower of cost or market write- downs on minimum inventories	(18,318)	—	—	—	(18,318)
Direct operating costs and expenses	(5,136,174)	(36,415)	—	—	(5,172,589)

Net operating margins	28,000	45,890	—	—	73,890

Selling, general and administrative	(19,661)	(7,648)	—	(6,763)	(34,072)
Depreciation and amortization	(24)	(17,351)	—	(2,135)	(19,510)

	(19,685)	(24,999)	—	(8,898)	(53,582)

Operating income (loss)	$8,315	$20,891	$—	$(8,898)	$20,308

Identifiable assets	$298,572	$332,717	$—	$81,076	$712,365

Capital expenditures	$1,222	$8,585	$—	$1,735	$11,542

	Year ended June 30, 2000
	Supply, distribution and marketing	Terminals and pipelines	Natural gas services	Corporate	Total consolidated

Revenues from external customers	$5,014,752	$16,522	$18,249	$—	$5,049,523
Inter-segment revenues	—	62,000	—	—	62,000

Revenues	5,014,752	78,522	18,249	—	5,111,523
Direct operating costs and expenses	(4,995,899)	(34,268)	(7,759)	—	(5,037,926)

Net operating margins	18,853	44,254	10,490	—	73,597

Selling, general and administrative	(19,468)	(8,157)	(1,923)	(12,132)	(41,680)
Depreciation and amortization	(519)	(16,139)	(3,141)	(2,545)	(22,344)
Impairment of long-lived assets	(18,236)	(31,900)	—	—	(50,136)

	(38,223)	(56,196)	(5,064)	(14,677)	(114,160)

Operating income (loss)	$(19,370)	$(11,942)	$5,426	$(14,677)	$(40,563)

Identifiable assets	$375,271	$318,611	$—	$140,690	$834,572

Capital expenditures	$—	$32,954	$24,264	$4,046	$61,264

(24) FINANCIAL RESULTS BY QUARTER (UNAUDITED)

(in thousands, except per share amounts)

	Three months ended
					Year ended June 30, 2002
	September 30, 2001	December 31, 2001	March 31, 2002	June 30, 2002

Revenues	$1,549,758	$1,172,856	$1,325,699	$2,016,243	$6,064,556

Net operating margins	$35,091	$10,128	$29,702	$16,581	$91,502

Net earnings (loss) attributable to common stockholders	$7,227	$(5,377)	$6,265	$(10,908)	$(2,793)

Earnings (loss) per common share
Basic	$0.23	$(0.17)	$0.19	$(0.35)	$(0.09)

Diluted	$0.22	$(0.17)	$0.19	$(0.35)	$(0.09)

	Three months ended
					Year ended June 30, 2001
	September 30, 2000	December 31, 2000	March 31, 2001	June 30, 2001

Revenues	$1,224,723	$1,300,783	$1,289,070	$1,450,221	$5,264,797

Net operating margins	$16,134	$20,543	$22,920	$14,293	$73,890

Net earnings (loss) attributable to common stockholders	$(1,857)	$(384)	$(1,875)	$6,491	$2,375

Earnings (loss) per common share
Basic	$(0.06)	$(0.01)	$(0.06)	$0.20	$0.08

Diluted	$(0.06)	$(0.01)	$(0.06)	$0.20	$0.08

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TransMontaigne Inc. and subsidiaries Consolidated balance sheets (In thousands, except share amounts)
TransMontaigne Inc. and subsidiaries Consolidated statements of operations (In thousands, except per share amounts)
TransMontaigne Inc. and subsidiaries Consolidated statements of preferred stock and common stockholders' equity Years ended June 30, 2002, 2001 and 2000 (In thousands)
TransMontaigne Inc. and subsidiaries Consolidated statements of cash flows (In thousands)